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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (date of earliest event reported) March 1, 2002

                           ARCHIBALD CANDY CORPORATION
             (Exact name of registrant as specified in its charter)

           ILLINOIS                  333-33751                   36-0743280
(State or other jurisdiction       (Commission                (I.R.S. Employer
    of incorporation)                File No.)               Identification No.)

                          1137 WEST JACKSON BOULEVARD,
                             CHICAGO, ILLINOIS 60607
                          (Address, including Zip Code,
                         of Principal Executive Offices)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (312) 243-2700

                                    No Change
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

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ITEM 5.   OTHER EVENTS

          Archibald Candy Corporation ("Archibald") has entered into a forbearance agreement (the "Noteholders' Forbearance Agreement") with holders (the "Consenting Holders") of approximately 88% in aggregate face amount of Archibald's 10 1/4% senior secured notes due 2004 (the "Senior Notes"). Archibald also has entered into an extension of its forbearance agreement (the "CIT Forbearance Agreement") with The CIT Group/Business Credit, Inc. ("CIT"), the agent and sole lender under Archibald's revolving credit facility (the "CIT Facility"). In addition, Fannie May Holdings, Inc. ("Holdings"), Archibald's sole shareholder, has entered into a forbearance agreement (the "Senior Preferred Forbearance Agreement") with the holders of Holdings' senior preferred stock (the "Senior Preferred Holders"). The terms of the three forbearance agreements are described more fully below.

          Pursuant to the Noteholders' Forbearance Agreement, the Consenting Holders have agreed to forbear until April 30, 2002 (the "Noteholders' Forbearance Period") from exercising their rights under the Senior Notes, the indenture pursuant to which the Senior Notes have been issued (the "Indenture") and applicable law resulting from Archibald's failure to make the approximately $8.7 million interest payment on the Senior Notes that was due on January 2, 2002. The Noteholders' Forbearance Period may be terminated prior to April 30, 2002 if any of the following occurs (other than if due to the Consenting Holders' breach of their obligations under the Noteholders' Forbearance Agreement): (1) any other event of default under the Indenture, (2) the termination of the CIT Forbearance Agreement, (3) the termination of the Senior Preferred Forbearance Agreement, (4) any acceleration of the principal and interest under the Senior Notes, (5) any payment or distribution by Archibald to the holders of Holdings' preferred stock or to Holdings for payment to the holders of its preferred stock, (6) any election by the Senior Preferred Holders of a director having 51% of the total voting power of Holdings' Board of Directors or (7) a breach of any representation, warranty or covenant in the Noteholders' Forbearance Agreement.

          CIT has extended the forbearance period under the CIT Forbearance Agreement (the "CIT Forbearance Period") beyond March 1, 2002, its originally scheduled expiration date, until April 30, 2002, and agreed to allow Archibald to continue to request borrowings under the CIT Facility for working capital needs, but not in excess of the lesser of a certain specified limit and a borrowing base comprised of a percentage of the eligible accounts receivable and eligible inventory of Archibald and its Canadian subsidiary, Archibald Candy (Canada) Corporation. During the CIT Forbearance Period, Archibald's management expects that Archibald will have sufficient availability under the CIT Facility to meet its working capital needs as they become due; however, there can be no assurance that this will be the case. The CIT Forbearance Period may be terminated prior to April 30, 2002 if any of the following occurs: (1) any acceleration of the Senior Notes, (2) any payment on account of the Senior Notes or Holdings' preferred stock, (3) any other event of default under the CIT Facility or (4) a breach of any representation, warranty or covenant in the CIT Forbearance Agreement.

          Pursuant to the Senior Preferred Forbearance Agreement, the Senior Preferred Holders have agreed to forbear until April 30, 2002 (the "Senior Preferred Forbearance Period") from exercising their right to elect a director to Holdings' Board of Directors who would have 51% of the total voting power of Holdings' Board of Directors and from exercising any other


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rights or remedies that they may have as a result of Holdings' failure to make the $3.0 million redemption payment required to be made by it to the Senior Preferred Holders on January 15, 2002 and the $10.5 million in aggregate of remaining redemption payments that automatically accelerated as a result thereof. The Senior Preferred Forbearance Period may be terminated prior to April 30, 2002 if any of the following occurs (other than if due to the Senior Preferred Holders' breach of their obligations under the Senior Preferred Forbearance Agreement): (1) the termination of the CIT Forbearance Agreement,
(2) the termination of the Noteholders' Forbearance Agreement or (3) a breach by Holdings of any representation, warranty or covenant in the Senior Preferred Forbearance Agreement. Pursuant to the Senior Preferred Forbearance Agreement, Holdings also has granted to the holders of its senior preferred stock the right to designate an individual who is entitled to observe all meetings of the Boards of Directors of Holdings, Archibald and its subsidiaries.

          Archibald is continuing discussions with the holders of the Senior Notes, CIT, Holdings' significant stockholders and investment advisors on an overall capital restructuring, including, among other things, (1) a restructuring of the Senior Notes through debt for equity exchanges or conversions, repurchases or acquisitions of the Senior Notes on discounted terms, (2) new equity and/or debt from unaffiliated third parties and/or affiliates of Archibald or its directors and officers or (3) combinations of the foregoing. Archibald has not received any commitments or agreements with respect to any new sources of equity or debt, and there can be no assurance that any such financing will be obtained, particularly if the Senior Notes are not restructured on a satisfactory basis. Archibald does not intend to provide updates as to the status of these discussions. There can be no assurance that Archibald will succeed in a restructuring on a timely basis or that the terms and conditions of a restructuring would be favorable to Archibald.


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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ARCHIBALD CANDY CORPORATION
                                        (Registrant)

Dated:  March 5, 2002              /s/ Ted A. Shepherd
                                   ---------------------------------------------
                                   Name:  Ted A. Shepherd
                                   Title: President and Chief Operating Officer


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